Terex Reports Second Quarter 2025 Results

•Sales of $1.5 billion and operating margin of 8.7% and 11.0% as adjusted1
•EPS of $1.09 and adjusted1 EPS of $1.49
•Authorized $150M New Share Repurchase Program
•Maintaining full-year adjusted1 EPS outlook of $4.70 to $5.10

Norwalk, CT, July 31, 2025 -- Terex Corporation (NYSE: TEX), a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms, and equipment for the electric utility industry, today announced its results for the second quarter 2025.

CEO Commentary
“Our overall financial performance demonstrates the power of the evolving Terex portfolio. Our Environmental Solutions ("ES") segment exceeded our outlook for the second quarter with strong sales and margin performance in Environmental Solutions Group ("ESG") and Terex Utilities, more than offsetting industry-wide headwinds in Aerials where independent rental customers deployed less capex than anticipated. Materials Processing ("MP") achieved sequential growth and margin improvement in line with our expectations.” said Simon Meester, Terex President and Chief Executive Officer. “The addition of ESG and on-going implementation of our strategy will continue to make Terex a more resilient and predictable performer, well positioned to navigate through this dynamic environment."

Second Quarter Operational and Financial Highlights
•Bookings of $1.1 billion grew 19% year over year on a pro forma basis and reflects a book-to-bill of 73%, consistent with historical seasonal booking patterns.
•Net sales of $1.5 billion were 7.6% higher than the second quarter of 2024. Excluding ESG, our legacy revenue declined by 12% year over year in line with our expectation driven by continued channel adjustment coupled with timing of our backlog conversion.
•Operating profit was $129 million, or 8.7% of net sales, compared to $193 million, or 14.0% of net sales in the prior year. Adjusted1 operating profit was $164 million, or 11.0% of net sales for the second quarter of 2025, compared to $195 million, or 14.1% of net sales in the prior year. The year-over-year change was primarily due to the impact of lower legacy sales volume, as well as unfavorable mix and tariffs within Aerials, partially offset by cost reduction actions coupled with strong performance in ES.
•Net income was $72 million, or $1.09 per share, compared to $141 million, or $2.08 per share, in the second quarter of 2024. Adjusted1 net income was $98 million, or $1.49 per share for the second quarter of 2025, compared to $146 million, or $2.16 per share, in the second quarter of 2024.
•Return on invested capital of 12.3% continues to exceed our cost of capital.

Business Segment Review

Aerials
•Net sales of $607 million were down 17.1% or $125 million year-over-year as rental customers deployed less capex, focusing primarily on replacement requirements.
•Operating profit of $46 million, or 7.6% of net sales, was down from $115 million, or 15.7% of net sales, in the prior year2. Adjusted1 operating profit was $49 million, or 8.0% of net sales for the second quarter of 2025. The change was primarily due to lower sales volume, unfavorable mix and tariffs, partially offset by cost reduction actions. Sales to independent rental customers were down proportionately more than sales to national rental customers.

Materials Processing
•Net sales of $454 million were down 9.0% or $45 million year-over-year in line with expectations, primarily due to lower channel requirements and end-market demand across most product lines and geographies.
•Operating profit was $49 million, or 10.8% of net sales, compared to $77 million, or 15.4% of net sales, in the prior year. Adjusted1 operating profit was $58 million, or 12.7% of net sales for the second quarter of 2025, compared to $78 million, or 15.6% of net sales in the prior year. The change was primarily due to lower sales volume, partially offset by cost reduction actions.

Environmental Solutions
•Net sales of $430 million were up 12.9% on a pro forma basis compared to Q2 2024, driven by strong throughput and delivery of refuse collection vehicles (RCVs) and strong book-to-bill installs in Terex Utilities.
•Operating profit was $61 million or 14.2% of net sales. Adjusted1 operating profit was $82 million or 19.1% of net sales for the second quarter of 2025, a 230 basis point improvement over the pro forma results in Q2 20242, reflecting continued margin improvements in both ESG and Terex Utilities.

Strong Liquidity
•Strong free cash flow generation of $78 million, up from $43 million in the prior year period, representing a cash conversion rate of 108%.
•As of June 30, 2025, liquidity (cash and availability under our revolving line of credit) was $1.2 billion.
•During the second quarter of 2025, Terex deployed $24 million in capital expenditures and investments to support future business growth and operational improvements.
•Through June 30, 2025, Terex has returned $75 million to shareholders through dividends and the repurchase of 1.4 million shares of common stock at an average price of $38.74 per share leaving approximately $33 million available for repurchase under our share repurchase programs.

As a result, our Board of Directors has authorized a new share repurchase program under which Terex may repurchase up to $150 million of its outstanding common stock. This program reflects our continued commitment to returning capital to shareholders and confidence in our long-term growth strategy.

CFO Commentary
"I was pleased with our strong cash flow generation in the second quarter, achieving 108% cash conversion, which supported continued execution of our balanced capital allocation strategy, returning value to shareholders while continuing to invest for longer-term organic growth” commented Jennifer

Kong-Picarello, Senior Vice President and Chief Financial Officer. "Looking ahead, bookings across the company have returned to normal seasonal patterns, and the year-over-year pro forma growth of 19% and healthy backlog supports our second half sales outlook. As a global company with a significant footprint in the United States and around the world, we have optionality to adapt to various tariff scenarios. That said, significant tariff rate increases could have a transitory impact on operating margins until mitigation actions are fully deployed. Assuming that tariffs broadly remain at current rates, we maintain our full year EPS outlook of $4.70 to $5.10."

Full-Year 2025 Outlook
(in millions, except per share data)

Terex Outlook[3,7,8,9,11]
Net Sales[10]	$5,300 - $5,500
Segment Operating Margin[1,5]	~12%
EBITDA[1]	~$640
EPS[1,6]	$4.70 - $5.10
Free Cash Flow[1,4]	$300 - $350
FCF Conversion[1]	>120%

Segment Net Sales Outlook[5]
	Prior Year Baseline	2025
Aerials	$2,410	(LDD)
Materials Processing	$1,902	(HSD)
Environmental Solutions[2]	$1,500	LDD
(LDD) = down low double-digits
(HSD) = down high single-digits
LDD = up low double-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Thursday, July 31, 2025 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Presented as Adjusted. Refer to the appendix for definitions and/or reconciliations.
2 No adjustments applicable for prior year figures. Comparisons to the prior year period refer to pro forma results in Q2 2024, which include the second quarter results of the ESG business, which have been prepared to give effect to the acquisition of the ESG business had it occurred on January 1, 2024.
3 Excludes the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items.
4 Capital expenditures, net of proceeds from sale of capital assets ~$120 million.
5 Excludes Corp & Other OP of ~($75) million.
6 Share Count ~66 million.
7 Depreciation / Amortization of ~$160M, inclusive of ~$80M pertaining to purchase price accounting.
8 Interest / Other Expense ~$170M.
9 Tax Rate ~17.5%.
10 Legacy sales expected to decline by 8%-12% vs. 2024.
11 Outlook assumes that tariffs broadly remain at current rates and reasonable deals are made with key countries.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•the imposition of new, postponed or increased international tariffs;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•we have a significant amount of debt outstanding and need to comply with covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•our consolidated financial results are reported in United States (“U.S.”) dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•we may be unable to successfully integrate acquired businesses, including the Environmental Solutions Group business;
•we may not realize expected benefits for any acquired businesses within the timeframe anticipated or at all;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•our industry is highly competitive and subject to pricing pressure;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•litigation, product liability claims and other liabilities;
•our compliance with environmental regulations and failure to meet sustainability requirements or expectations;
•our compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2025	2024	2025	2024
Net sales	$1,487	$1,382	$2,716	$2,674
Cost of goods sold	(1,196)	(1,053)	(2,195)	(2,048)
Gross profit	291	329	521	626
Selling, general and administrative expenses	(162)	(136)	(323)	(275)
Operating profit	129	193	198	351
Other income (expense)
Interest income	2	2	4	6
Interest expense	(44)	(15)	(87)	(30)
Other income (expense) – net	2	(6)	0	(16)
Income (loss) before income taxes	89	174	115	311
(Provision for) benefit from income taxes	(17)	(33)	(22)	(62)
Net income (loss)	72	141	93	249
Earnings (loss) per share:
Basic	$1.10	$2.09	$1.41	$3.71
Diluted	$1.09	$2.08	$1.40	$3.68
Weighted average number of shares outstanding in per share calculation
Basic	65.6	67.2	66.0	67.1
Diluted	65.9	67.7	66.5	67.8

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	June 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$374	$388
Other current assets	2,310	1,932
Total current assets	2,684	2,320
Non-current assets
Property, plant and equipment – net	742	714
Other non-current assets	2,726	2,696
Total non-current assets	3,468	3,410
Total assets	$6,152	$5,730

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$10	$4
Other current liabilities	1,283	1,069
Total current liabilities	1,293	1,073
Non-current liabilities
Long-term debt, less current portion	2,583	2,580
Other non-current liabilities	311	245
Total non-current liabilities	2,894	2,825
Total liabilities	4,187	3,898

Total stockholders’ equity	1,965	1,832
Total liabilities and stockholders’ equity	$6,152	$5,730

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net income (loss)	$93	$249
Depreciation and amortization	79	30
Changes in operating assets and liabilities and non-cash charges	(91)	(246)
Net cash provided by (used in) operating activities	81	33
Investing Activities
Capital expenditures	(60)	(59)
Other investing activities, net	22	7
Net cash provided by (used in) investing activities	(38)	(52)
Financing Activities
Net cash provided by (used in) financing activities	(84)	(23)
Effect of exchange rate changes on cash and cash equivalents	27	(10)
Net increase (decrease) in cash and cash equivalents	(14)	(52)
Cash and cash equivalents at beginning of period	388	371
Cash and cash equivalents at end of period	$374	$319

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q2				Year to Date
	2025		2024		2025		2024
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,487		$1,382		$2,716		$2,674
Operating profit	$129	8.7%	$193	14.0%	$198	7.3%	$351	13.1%

Aerials
Net sales	$607		$732		$1,057		$1,355
Operating profit	$46	7.6%	$115	15.7%	$49	4.6%	$207	15.3%

MP
Net sales	$454		$499		$836		$1,019
Operating profit	$49	10.8%	$77	15.4%	$85	10.2%	$149	14.6%

ES
Net sales	$430		152		829		303
Operating profit	$61	14.2%	19	12.5%	117	14.1%	34	11.2%

Corp and Other / Eliminations
Net sales	$(4)		$(1)		$(6)		$(3)
Operating profit	$(27)	*	$(18)	*	$(53)	*	$(39)	*
* Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended June 30, 2025, unless otherwise indicated.

2025 Outlook

The Company's 2025 outlook for segment operating margin, earnings per share, EBITDA and free cash flow conversion are non-GAAP financial measures because they exclude the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2025 GAAP financial results. This forward looking information provides guidance to investors about the Company's 2025 Outlook excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates non-GAAP measures of free cash flow and free cash flow conversion. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets and free cash flow conversion as free cash flow divided by GAAP net income. The Company believes that these measures provide management and investors further useful information on cash generation or use in our primary operations and the efficiency with which the Company converts earnings into cash. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions) and free cash flow conversion:

	Three Months Ended June 30,		Year Ending December 31,
	2025	2024	2025 Outlook
Net cash provided by (used in) operating activities	$102	$67	$445
Capital expenditures, net of proceeds from sale of capital assets	(24)	(24)	(120)
Free cash flow (use)	$78	$43	$325

Net income (loss)	72	141
Free cash flow conversion	108%	30%

Note: 2025 Outlook free cash flow represents the mid-point of the range

GAAP to Non-GAAP Reconciliation: Q2 2025

	Q2 2025 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Equity Security Related	Tax	Q2 2025 Adjusted (non-GAAP)
Net Sales	$1,487	—	—	—	—	—	$1,487
Gross Profit	291	7	—	20	—	—	318
% of Sales	19.6%						21.4%
SG&A	(162)	5	3	—	—	—	(154)
% of Sales	(10.9%)						(10.4%)
Operating Profit	129	12	3	20	—	—	164
Operating Margin	8.7%						11.0%
Net Interest Income (Expense)	(42)	—	—	—	—	—	(42)
Other Income (Expense) - net	2	—	1	—	(5)	—	(2)
Income (Loss) Before Income Taxes	89	12	4	20	(5)	—	120
(Provision for) Benefit from Income Taxes	(17)	(3)	(1)	(5)	2	2	(22)
Effective Tax Rate	18.5%						18.3%
Net Income (Loss)	$72	9	3	15	(3)	2	$98
Earnings (Loss) per Share	$1.09	$0.14	0.05	0.23	(0.05)	0.03	$1.49

GAAP to Non-GAAP Reconciliation: YTD Q2 2025

	YTD Q2 2025 GAAP	Restructuring and Other[1]	Deal Related	Purchase Price Accounting	Litigation Related	Equity Security Related	Tax	YTD Q2 2025 Adjusted (non-GAAP)
Net Sales	$2,716	—	—	—	—	—	—	$2,716
Gross Profit	521	9	—	41	—	—	—	571
% of Sales	19.2%							21.0%
SG&A	(323)	9	8	1	10	—	—	(295)
% of Sales	(11.9%)							(10.9%)
Operating Profit	198	18	8	42	10	—	—	276
Operating Margin	7.3%							10.1%
Net Interest Income (Expense)	(83)	—	—	—	—	—	—	(83)
Other Income (Expense) - net	–	—	2	—	—	(5)	—	(3)
Income (Loss) Before Income Taxes	115	18	10	42	10	(5)	—	190
(Provision for) Benefit from Income Taxes	(22)	(4)	(2)	(10)	(2)	1	2	(37)
Effective Tax Rate	18.9%							19.3%
Net Income (Loss)	$93	14	8	32	8	(4)	2	$153
Earnings (Loss) per Share	$1.40	0.22	0.12	0.48	0.12	(0.06)	0.03	$2.31

1Includes previously disclosed adjustments in Q1 2025 pertaining to Accelerated vesting / Severance and Tariff related activity

GAAP to Non-GAAP Reconciliation: Q2 2024

	Q2 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Mark-to-Market	Q2 2024 Adjusted (non-GAAP)
Net Sales	$1,382	—	—	—	$1,382
Gross Profit	329	—	—	—	329
% of Sales	23.8%				23.8%
SG&A	(136)	2	—	—	(134)
% of Sales	(9.8%)				(9.6%)
Operating Profit	193	2	—	—	195
Operating Margin	14.0%				14.1%
Net Interest Income (Expense)	(13)	—	—	—	(13)
Other Income (Expense) - net	(6)	—	2	2	(2)
Income (Loss) Before Income Taxes	174	2	2	2	180
(Provision for) Benefit from Income Taxes	(33)	—	—	(1)	(34)
Effective Tax Rate	19.2%				19.3%
Net Income (Loss)	$141	2	2	1	$146
Earnings (Loss) per Share	$2.08	0.03	0.03	0.02	$2.16

GAAP to Non-GAAP Reconciliation: YTD Q2 2024

	YTD Q2 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Mark-to-Market	YTD Q2 2024 Adjusted (non-GAAP)
Net Sales	$2,674	—	—	—	$2,674
Gross Profit	626	—	—	—	626
% of Sales	23.4%				23.4%
SG&A	(275)	7	—	—	(268)
% of Sales	(10.3%)				(10.0%)
Operating Profit	351	7	—	—	358
Operating Margin	13.1%				13.4%
Net Interest Income (Expense)	(24)	—	—	—	(24)
Other Income (Expense) - net	(16)	—	2	8	(6)
Income (Loss) Before Income Taxes	311	7	2	8	328
(Provision for) Benefit from Income Taxes	(62)	(1)	—	(2)	(65)
Effective Tax Rate	19.8%				19.8%
Net Income (Loss)	$249	6	2	6	$263
Earnings (Loss) per Share	$3.68	0.08	0.03	0.10	$3.89

Segment Operating Profit and Adjusted Operating Profit: Q2 2025 and 2024

	Three Months Ended June 30,
	2025			2024
	Aerials	MP	ES	Aerials	MP	ES
Operating Profit	$46	$49	$61	$115	$77	$19
Restructuring and Other	3	9	—	—	1	—
Purchase Price Accounting	—	—	21	—	—	—
Litigation Related	—	—	—	—	—	—
Adjusted Operating Profit	$49	$58	$82	$115	$78	$19

Net Sales	$607	$454	$430	$732	$499	$152
OP Margin %	7.6%	10.8%	14.2%	15.7%	15.4%	12.5%
Adjusted OP Margin %	8.0%	12.7%	19.1%	15.7%	15.6%	12.5%

Segment Operating Profit and Adjusted Operating Profit: YTD Q2 2025 and 2024

	Six Months Ended June 30,
	2025			2024
	Aerials	MP	ES	Aerials	MP	ES
Operating Profit	$49	$85	$117	$207	$149	$34
Restructuring and Other	3	11	—	1	1	—
Purchase Price Accounting	—	—	42	—	—	—
Litigation Related	10	—	—	—	—	—
Adjusted Operating Profit	$62	$96	$159	$208	$150	$34

Net Sales	$1,057	$836	$829	$1,355	$1,019	$303
OP Margin %	4.6%	10.2%	14.1%	15.3%	14.6%	11.2%
Adjusted OP Margin %	5.9%	11.5%	19.2%	15.3%	14.8%	11.2%

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Operating profit by one minus the annualized effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjust operating profit, effective tax rate, and stockholders' equity to remove the effects of the impact of certain transactions in order to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business excluding the impact of unusual items as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at June 30, 2025 was 12.3%.

Amounts described below are reported in millions, except for the annualized effective tax rate as adjusted. Amounts are as of and for the three months ended for the periods referenced in the tables below.

	Jun '25	Mar '25	Dec '24	Sep '24	Jun '24
Annualized effective tax rate as adjusted(1)	15.7%	15.7%	15.6%	15.6%
Operating profit as adjusted	$164	$111	$97	$127
Multiplied by: 1 minus annualized effective tax rate as adjusted	84.3%	84.3%	84.4%	84.4%
Net operating profit after tax as adjusted	$138	$94	$82	$107
Debt	$2,593	$2,586	$2,584	$628	$666
Less: Cash and cash equivalents	(374)	(298)	(388)	(352)	(319)
Debt less Cash and cash equivalents	2,219	2,288	2,196	276	347
Stockholders’ equity as adjusted	2,094	1,947	1,899	1,974	1,830
Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted	$4,313	$4,235	$4,095	$2,250	$2,177

(1) The annualized effective tax rate as adjusted for each 2024 period represents the adjusted full-year 2024 effective tax rate.

June 30, 2025 ROIC	12.3%
NOPAT as adjusted (last 4 quarters)	$421
Average Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted (5 quarters)	$3,414

	Three months ended 6/30/25	Three months ended 3/31/25	Three months ended 12/31/24	Three months ended 9/30/24
Reconciliation of operating profit:
Operating profit as reported	$129	$69	$53	$122
Adjustments:
Restructuring and other	12	6	4	5
Purchase price accounting	20	21	38	—
Deal related	3	5	2	—
Litigation related	—	10	—	—
Operating profit as adjusted	$164	$111	$97	$127

	As of 6/30/25	As of 3/31/25	As of 12/31/24	As of 9/30/24	As of 6/30/24
Reconciliation of Stockholders’ equity:
Stockholders’ equity as reported	$1,965	$1,844	$1,832	$1,957	$1,824
Effects of adjustments, net of tax:
Restructuring and other	26	15	11	7	3
Purchase price accounting	67	50	32	—	—
Deal related	24	21	16	2	2
Litigation related	8	8	—	—	—
Equity security related	4	9	8	8	1
Stockholders’ equity as adjusted	$2,094	$1,947	$1,899	$1,974	$1,830

Six Months Ended June 30, 2025	Income (loss) before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of annualized effective tax rate:
As reported	$115	$(22)	18.9%
Effect of adjustments:
Restructuring and other	18	(4)
Purchase price accounting	42	(10)
Deal related	10	(2)
Equity security related	(5)	1
Litigation related	10	(2)
Tax related benefit(1)	—	2
Tax related to full-year effective tax rate expectation	—	3
Tax related to Swiss deferred tax asset	—	4
As adjusted	$190	$(30)	15.7%
(1) The amount represents tax benefit arising from tax planning associated with restructuring activity.